Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Information Analysis Incorporated

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K dated April 8, 2005 of Information Analysis Incorporated and are in agreement with the statements contained therein and agree to the filing of this letter as Exhibit 16.1 to this form.

/s/ Rubino & McGeehin, Chartered

Rubino & McGeehin, Chartered
Certified Public Accountants
Bethesda, MD
April 7, 2005